                                                                EXHIBIT 99(a)(1)

OFFER TO PURCHASE AND PROXY STATEMENT
                                   CONECTIV
                          OFFER TO PURCHASE FOR CASH
           ANY AND ALL OUTSTANDING SHARES OF THE FOLLOWING SERIES OF
                CUMULATIVE PREFERRED STOCK, PAR VALUE $100, OF

                        ATLANTIC CITY ELECTRIC COMPANY

77,000 SHARES, 4% SERIES, CUSIP NUMBERS 048303200 AND 048303903, AT A PURCHASE
                           PRICE OF $81.60 PER SHARE
  72,000 SHARES, 4.10% SERIES, CUSIP NUMBER 048303770, AT A PURCHASE PRICE OF
                               $83.50 PER SHARE
  15,000 SHARES, 4.35% SERIES, CUSIP NUMBER 048303762, AT A PURCHASE PRICE OF
                               $88.60 PER SHARE,
 36,000 SHARES, 4.35% 2ND SERIES, CUSIP NUMBER 048303507, AT A PURCHASE PRICE
                              OF $88.60 PER SHARE
  50,000 SHARES, 4.75% SERIES, CUSIP NUMBER 048303309, AT A PURCHASE PRICE OF
                               $96.75 PER SHARE
    50,000 SHARES, 5% SERIES CUSIP NUMBER 048303788, AT A PURCHASE PRICE OF
                               $100.00 PER SHARE
                        ATLANTIC CITY ELECTRIC COMPANY
     PROXY STATEMENT WITH RESPECT TO ITS COMMON STOCK AND PREFERRED STOCK
                                 -------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 14, 1998, UNLESS THE OFFER IS EXTENDED.
                                 -------------
  Conectiv, a Delaware corporation ("Conectiv"), invites the holders of the 4% Series, the 4.10% Series, the 4.35% Series, the 4.35% 2nd Series, the 4.75% Series and the 5% Series of preferred stock listed above (each a "Series of Preferred," and the holder thereof a "Preferred Shareholder") of Atlantic City Electric Company, a New Jersey corporation and direct utility subsidiary of Conectiv (the "Company"), to tender any and all of their shares of a Series of Preferred ("Shares") for purchase at the purchase price per Share listed above, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Proxy Statement and in the accompanying Letter of Transmittal and Proxy (which together constitute the "Offer"). Conectiv will purchase any and all Shares validly tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination; Amendments."
  THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE (AS HEREINAFTER DEFINED) AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED BELOW. THE OFFER IS CONDITIONED UPON THE APPROVAL OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") UNDER THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, AS AMENDED (THE "HOLDING COMPANY ACT"), AND UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT, AS DESCRIBED BELOW, BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING (AS DEFINED BELOW) (UNLESS WAIVED BY CONECTIV). SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."
  IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO BUSINESS DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE (AS HEREINAFTER DEFINED) MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER. SEE "TERMS OF THE OFFER--PROCEDURE FOR TENDERING SHARES." FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT (AS HEREINAFTER DEFINED) OR THE DEALER MANAGER (AS HEREINAFTER DEFINED) OR CONSULT YOUR BROKER FOR ASSISTANCE.
  CONCURRENTLY WITH THE OFFER, THE BOARD OF DIRECTORS OF THE COMPANY IS SOLICITING PROXIES FROM THE HOLDERS OF THE COMPANY'S OUTSTANDING PREFERRED STOCK (WHICH, IN ADDITION TO EACH SERIES OF PREFERRED INCLUDED IN THIS OFFER, CONSISTS OF THE COMPANY'S $7.80 NO PAR PREFERRED STOCK) FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT CHRISTIANA CONFERENCE CENTER, 4100 SOUTH WAKEFIELD DRIVE, NEWARK, DELAWARE, ON OCTOBER 14, 1998 AT 4:00 P.M., EASTERN TIME, OR ANY ADJOURNMENT OR POSTPONEMENT OF SUCH MEETING (THE "SPECIAL MEETING"). THE SPECIAL MEETING, NOTICE OF WHICH IS HEREBY GIVEN, IS BEING HELD TO CONSIDER AN AMENDMENT (THE "PROPOSED AMENDMENT") TO THE COMPANY'S CHARTER (THE "CHARTER") WHICH WOULD ELIMINATE THE PROVISION IN THE CHARTER RESTRICTING THE ABILITY OF THE COMPANY TO ISSUE UNSECURED INDEBTEDNESS. PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. HOWEVER, PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. IF THE PROPOSED AMENDMENT IS APPROVED AND ADOPTED BY THE COMPANY'S SHAREHOLDERS, THE COMPANY WILL MAKE A SPECIAL CASH PAYMENT ("SPECIAL CASH PAYMENT") IN THE AMOUNT EQUAL TO $1.00 PER SHARE FOR EACH SHARE PROPERLY VOTED IN FAVOR OF THE PROPOSED AMENDMENT, PROVIDED THAT SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER. THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED ONLY TO THE PURCHASE PRICE PER SHARE LISTED ABOVE. TENDERING PREFERRED SHAREHOLDERS WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT.
                                 -------------
   THE COMPANY WILL PAY A SOLICITATION FEE FOR SHARES TENDERED, ACCEPTED FOR PAYMENT AND PAID FOR PURSUANT TO THE OFFER, SUBJECT TO CERTAIN CONDITIONS.
                   SEE "FEES AND EXPENSES PAID TO DEALERS."
                                 -------------
  THIS  TRANSACTION HAS NOT BEEN  APPROVED OR DISAPPROVED BY THE  SECURITIES
     AND  EXCHANGE COMMISSION  NOR  HAS THE  COMMISSION  PASSED UPON  THE
        FAIRNESS OR  MERITS OF THIS TRANSACTION NOR  UPON THE ACCURACY
           OR  ADEQUACY  OF  THE   INFORMATION  CONTAINED  IN  THIS
              DOCUMENT. ANY  REPRESENTATION  TO THE  CONTRARY IS
                 UNLAWFUL.
                                 -------------
NEITHER CONECTIV,  THE COMPANY, THEIR RESPECTIVE BOARDS OF  DIRECTORS, NOR ANY
 OF THEIR RESPECTIVE OFFICERS MAKES ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL SHARES. EACH PREFERRED
  SHAREHOLDER  MUST MAKE HIS  OR HER  OWN DECISION AS  TO WHETHER  TO TENDER
   SHARES AND, IF SO, HOW MANY SHARES TO TENDER.
      THE COMPANY'S BOARD OF DIRECTORS RECOMMENDS VOTING FOR THE PROPOSED
                                  AMENDMENT.
                                 -------------
  This Offer to Purchase and Proxy Statement is first being mailed on or about September 10, 1998. The record date with respect to the Shares is September 14, 1998.
                                 -------------
  Each Series of Preferred is traded in the over-the-counter market (the "OTC") and is not listed on any national securities exchange. On September 3, 1998, the last reported sale price as reported by the National Quotation Bureau, LLC was $69.57 for the 4% Series (on August 20, 1998), $63.00 for the 4.35% Series (on April 21, 1998), $81.625 for the 4.75% Series (on July 31,
1998) and $87.00 for the 5% Series (on August 26, 1998). There were no sales prices available for the 4.10% Series and the 4.35% 2nd Series. Preferred Shareholders are urged to obtain a current market quotation for the Shares.
                                 -------------
                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER
September 10, 1998

  NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF CONECTIV OR THE COMPANY AS TO WHETHER PREFERRED SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OF ANY SERIES OF PREFERRED PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL AND PROXY. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONECTIV OR THE COMPANY.

                                   IMPORTANT

  Any Preferred Shareholder desiring to accept the Offer and tender all or any portion of his or her Shares should, in addition to voting in favor of the Proposed Amendment either by executing and returning the enclosed Letter of Transmittal and Proxy or by voting in person by ballot at the Special Meeting, either (i) if not the record holder, request his or her broker, dealer, commercial bank, trust company or nominee to effect the transaction for him or her, or (ii) if the record holder, complete and sign the Letter of Transmittal and Proxy, in accordance with the instructions in such Letter of Transmittal and Proxy, mail or deliver the same and any other required documents to The Bank of New York (the "Depositary"), and deliver the certificates for such Shares to the Depositary, along with the Letter of Transmittal and Proxy, or tender such Shares pursuant to the procedure for book-entry transfer set forth below under "Terms of the Offer -- Procedure for Tendering Shares," on or prior to the Expiration Date (as defined below). A Preferred Shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or nominee must contact such broker, dealer, commercial bank, trust company or nominee if he or she desires to tender such Shares. Any Preferred Shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer, should tender such Shares by following the procedures for guaranteed delivery set forth below under "Terms of the Offer -- Procedure for Tendering Shares."

  EACH SERIES OF PREFERRED HAS ITS OWN LETTER OF TRANSMITTAL AND PROXY, AND ONLY THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY FOR SUCH TENDERED SERIES OF PREFERRED OR A NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE USED TO TENDER SHARES OF SUCH SERIES OF PREFERRED. A LETTER OF TRANSMITTAL AND PROXY MAY BE USED TO VOTE IN FAVOR OF THE PROPOSED AMENDMENT EVEN IF NO SHARES ARE BEING TENDERED.

  Questions or requests for assistance may be directed to D.F. King & Co., Inc. (the "Information Agent") or to Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Dealer Manager") at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase and Proxy Statement. Requests for additional copies of this Offer to Purchase and Proxy Statement, the applicable Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Summary...................................................................   1
Terms of the Offer........................................................   4
  Number of Shares, Purchase Prices; Expiration Date; Dividends...........   4
  Procedure for Tendering Shares..........................................   5
  Withdrawal Rights.......................................................   8
  Acceptance of Shares for Payment and Payment of Purchase Price and
   Dividends..............................................................   8
  Certain Conditions of the Offer.........................................   9
  Extension of Tender Period; Termination; Amendments.....................  11
Proposed Amendment and Proxy Solicitation.................................  12
  Introduction............................................................  12
  Voting Shares...........................................................  12
  Voting Requirements and Procedures......................................  12
  Proxies.................................................................  13
  Special Cash Payments...................................................  14
  Security Ownership of Certain Beneficial Owners and Management..........  14
  Business to Come Before the Special Meeting.............................  14
  Explanation of the Proposed Amendment...................................  15
  Reasons for the Proposed Amendment......................................  15
Price Range Of Shares; Dividends..........................................  16
Purpose of the Offer; Certain Effects of the Offer........................  17
Certain Federal Income Tax Consequences...................................  19
Source and Amount of Funds................................................  21
Transactions and Agreements Concerning the Shares.........................  21
Fees and Expenses Paid to Dealers.........................................  22
Certain Information Regarding Conectiv and the Company....................  23
Summary of Financial Information..........................................  24
Miscellaneous.............................................................  25

                                    SUMMARY

  The following summary is provided solely for the convenience of the Preferred Shareholders. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy and any amendments or supplements hereto or thereto. Preferred Shareholders are urged to read this Offer to Purchase and Proxy Statement and the Letter of Transmittal and Proxy in their entirety. Each of the capitalized terms used in this summary and not defined herein has the meaning set forth elsewhere in this Offer to Purchase and Proxy Statement.

Conectiv and the Company....  Conectiv, 800 King Street, Wilmington, Delaware
                              19899, is a registered holding company under the Holding Company Act and owns all of the outstanding common stock of its electric utility subsidiaries, including the Company. The service area of Conectiv's electric utility subsidiaries covers portions of Delaware, Maryland, New Jersey and Virginia and, on an unregulated basis, portions of Pennsylvania. The Company, 800 King Street, Wilmington, Delaware 19899, is a utility primarily engaged in the generation, transmission, distribution and sale of electric power to approximately 480,000 customers in the southern part of New Jersey.

The Series of Preferred       4% Preferred Stock (par value $100 per share)
 Stock......................  4.10% Preferred Stock (par value $100 per share)
                              4.35% Preferred Stock (par value $100 per share)
                              4.35% 2nd Series Preferred Stock (par value $100
                               per share)
                              4.75% Preferred Stock (par value $100 per share)
                              5% Preferred Stock (par value $100 per share)

The Offer and Purchase        Offer to purchase any or all Shares of each
Price.......................  Series of Preferred at the price set forth below.
                              $81.60 per 4% Share
                              $83.50 per 4.10% Share
                              $88.60 per 4.35% Share
                              $88.60 per 4.35% 2nd Series Share
                              $96.75 per 4.75% Share
                              $100.00 per 5% Share

Dividends...................  The Board of Directors of the Company will consider the declaration of dividends on the Company's capital stock at its meeting on September 24, 1998. The Regular Quarterly Dividend on the Company's preferred stock, if, when and as declared, will be paid on November 2, 1998 to holders of record as of the close of business on October 2, 1998. A holder of record of Shares on October 2, 1998 who tenders Shares will be entitled to the Regular Quarterly Dividend, regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

Independent Offer...........  The Offer for one Series of Preferred is
                              independent of the Offer for any other Series of Preferred. The Offer is not conditioned upon any minimum number of Shares of the respective Series of Preferred being tendered. Preferred Shareholders who wish to tender their

                              Shares must vote in favor of the Proposed
                              Amendment. The Offer is subject to shareholder approval of the Proposed Amendment and certain other conditions.

Commission Approval.........  The Offer is conditioned, among other things, upon the approval of the Commission under the Holding Company Act.

Expiration Date of the        The Offer expires at 5:00 p.m., New York City
 Offer......................  time, on October 14, 1998, unless extended (the
                              "Expiration Date").

How to Tender Shares........  Preferred Shareholders (including Preferred
                              Shareholders who acquire Shares subsequent to the Record Date) who wish to tender their Shares must vote in favor of the Proposed Amendment. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender their Shares must arrange with their seller to receive an assignment of proxy from the holder of record on the Record Date. See "Terms of the Offer -- Procedure for Tendering Shares." For further information, call the Information Agent or the Dealer Manager or consult your broker for assistance.

Withdrawal Rights...........  Tendered Shares of any Series of Preferred may be
                              withdrawn at any time until the Expiration Date with respect to such Series of Preferred and, unless previously accepted for payment, may also be withdrawn after November 5, 1998. See "Terms of the Offer --Withdrawal Rights." The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy Solicitation -- Proxies."

Purpose of the Offer........  Conectiv is making the Offer because Conectiv believes that the purchase of Shares will provide financial flexibility beneficial to the Company and indirectly to Conectiv and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Conectiv believes to be a premium over the market price and without the usual transaction costs associated with a market sale. See "Purpose of the Offer; Certain Effects of the Offer."

Brokerage Commissions.......  Not payable by Preferred Shareholders.

Solicitation Fee............  Conectiv will pay a solicitation fee of an amount equal to $1.50 per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Conectiv will pay a solicitation fee of an amount equal to $1.00 per Share). A Soliciting Dealer (as defined herein) will not be entitled to a solicitation fee for Shares beneficially owned by such Soliciting Dealer. See "Fees and Expenses Paid to Dealers."

Proposed Amendment..........  Concurrently with the Offer, the Board of
                              Directors of the Company is soliciting proxies from all holders of each series of the Company's outstanding preferred stock for use at the Special Meeting of Shareholders of the Company. The Special Meeting is being held to consider an amendment to the Company's Charter which would eliminate the provision restricting the ability of the Company to issue unsecured indebtedness. If the Proposed Amendment is approved by the shareholders, such restriction contained in the Charter will be eliminated with respect to any Shares that remain outstanding after the consummation of the Offer. In the event that the Proposed Amendment is not approved by the required two-thirds of the shares of the preferred stock but a majority of the shares of the preferred stock are tendered pursuant to the Offer, Conectiv may elect to waive the condition to the Offer that requires approval of the Proposed Amendment and purchase such shares. Conectiv has not determined whether it will make such an election, but if it were to do so, as holder of a majority of the shares of the preferred stock, Conectiv would hold a sufficient number of shares to permit it to consent as a Preferred Shareholder to the issuance of unsecured indebtedness pursuant to the Charter in excess of the limits set forth therein. Without the prior consent of the Securities and Exchange Commission, Conectiv will be required to sell its Shares to the Company on or prior to December 31, 2000. See "Purpose of the Offer; Certain Effects of the Offer."

Record Date with respect to
 the Shares.................  September 14, 1998.

Special Cash Payment........  Preferred Shareholders who possess the proxy with respect to Shares have the right to vote for the Proposed Amendment regardless of whether they tender their Shares. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment equal to $ 1.00 per Share for each Share properly voted in favor of the Proposed Amendment but not tendered (the "Special Cash Payment"). Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment. Rather, such tendering Preferred Shareholders will only be entitled to the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement.

Stock Transfer Tax..........  Except as described herein, Conectiv will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. See Instruction 6 of the applicable Letter of Transmittal and Proxy. See "Terms of the Offer --
                               Acceptance of Shares for Payment of Purchase
                              Price and Dividends."

Payment Date................  Promptly after the Expiration Date or any extension thereof (the "Payment Date").

Further Information.........  Additional copies of this Offer to Purchase and
                              Proxy Statement and the applicable Letter of Transmittal and Proxy may be obtained by contacting D.F. King & Co., Inc., the Information Agent, at (800) 431-9629 (toll free) and (212)
                              269-5550 (banks and brokers). Questions about the Offer should be directed to Morgan Stanley at
                              (800) 624-1808 (toll free).

                              TERMS OF THE OFFER

NUMBER OF SHARES, PURCHASE PRICES; EXPIRATION DATE; DIVIDENDS

  Upon the terms and subject to the conditions described herein and in the applicable Letter of Transmittal and Proxy, Conectiv will purchase any and all Shares that are validly tendered on or prior to the applicable Expiration Date (and not properly withdrawn in accordance with "Terms of the Offer--Withdrawal Rights") at the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement for the Shares tendered, net to the seller in cash. See "Terms of the Offer--Certain Conditions of the Offer" and "Terms of the Offer--Extension of Tender Period; Termination." On September 4, 1998, there were issued and outstanding 77,000 shares of the 4% Series; 72,000 shares of the 4.10% Series; 15,000 shares of the 4.35% Series; 36,000 shares of the 4.35% 2nd Series; 50,000 shares of the 4.75% Series and 50,000 shares of the 5% Series.

  THE OFFER FOR A SERIES OF PREFERRED IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES OF SUCH SERIES OF PREFERRED BEING TENDERED AND IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. THE OFFER, HOWEVER, IS CONDITIONED UPON, AMONG OTHER THINGS, THE PROPOSED AMENDMENT BEING APPROVED AND ADOPTED AT THE SPECIAL MEETING (UNLESS WAIVED BY CONECTIV). PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) WHO WISH TO TENDER THEIR SHARES PURSUANT TO THE OFFER MUST VOTE IN FAVOR OF THE PROPOSED AMENDMENT, AS DESCRIBED HEREIN. THE OFFER IS SUBJECT TO CERTAIN OTHER CONDITIONS. SEE "TERMS OF THE OFFER--CERTAIN CONDITIONS OF THE OFFER."

  The Offer is being sent to all persons in whose names Shares are registered on the books of the Company as of the close of business on September 14, 1998 and transferees of such persons. Preferred Shareholders who purchase or whose purchase is registered after the Record Date and who wish to tender in the Offer must arrange with their seller to receive a proxy from the holder of record on the Record Date. In order to facilitate receipt of proxies, Shares traded in the over-the-counter market only shall, during the period which commences September 10, 1998 (two business days prior to the Record Date) and which will end at the close of business on the Expiration Date, trade with a proxy providing the transferee with the right to vote such acquired Shares in the proxy solicitation. No record date is fixed for determining which persons are permitted to tender Shares. However, only the holders of record, or holders who acquire an assignment of proxy from such holders, are permitted to vote for the Proposed Amendment and thereby validly tender Shares pursuant to the Offer. As such, any person who is the beneficial owner but not the record holder of the Shares must (i) arrange for the record transfer of Shares prior to tendering or (ii) direct such record holder to tender the Shares and vote in favor of the Proposed Amendment on behalf of such beneficial owner.

  With respect to each Series of Preferred, the Expiration Date is the later of 5:00 p.m., New York City time, on October 14, 1998 or the latest time and date to which the Offer with respect to such Series of Preferred is extended. Conectiv expressly reserves the right, in its sole discretion, and at any time and/or from time to time, to extend the period of time during which the Offer for any Series of Preferred is open, by giving oral or written notice of such extension to the Depositary and making a public announcement thereof, without extending the period of time during which the Offer for any other Series of Preferred is open. There is no assurance whatsoever that Conectiv will exercise its right to extend the Offer for any Series of Preferred. If Conectiv decides, in its sole discretion, to (i) decrease the number of Shares of any Series of Preferred being sought, (ii) increase or decrease the consideration offered in the Offer to holders of any Series of Preferred or
(iii) increase or decrease the Soliciting Dealers' fees and, at the time that notice of such increase or decrease is first published, sent or given to holders of such Series of Preferred in the manner specified herein, the Offer for such Series of Preferred is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, such Offer will be extended until the expiration of such ten-business-day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., New York City time.

  NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS WILL BE ACCEPTED AND NO TENDERS WILL BE ACCEPTED IN RESPECT OF SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT HAS NOT BEEN CAST AT THE SPECIAL MEETING. SUCH VOTE MAY BE CAST BY PROPERLY COMPLETING THE FORM OF PROXY THAT IS A PART OF THE APPLICABLE LETTER OF TRANSMITTAL AND PROXY OR BY VOTING IN PERSON BY BALLOT AT THE SPECIAL MEETING.

  The Board of Directors of the Company (the "Board") will consider the declaration of dividends on the Company's capital stock at its September 24, 1998 meeting. The regular quarterly dividend on the Company's preferred stock (the "Regular Quarterly Dividend"), if, when and as declared, will be paid on November 2, 1998 to holders of record as of the close of business on October 2, 1998. A holder of record of Shares on October 2, 1998 who tenders Shares will be entitled to the Regular Quarterly Dividend, regardless of when such tender is made. Holders of Shares purchased pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

PROCEDURE FOR TENDERING SHARES

  To tender Shares pursuant to the Offer, the tendering owner of Shares must either:

    (a) send to the Depositary (at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement) a properly completed and duly executed Letter of Transmittal and Proxy (which will either deliver such owner's proxy or indicate such owner's intention to vote at the Special Meeting in person by ballot), together with any required signature guarantees and any other documents required by the Letter of Transmittal and Proxy, and either (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or
  (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described herein (and a confirmation of such delivery must be received by the Depositary), in each case by the Expiration Date; or

    (b) comply with the guaranteed delivery procedure described under "Guaranteed Delivery Procedure" below.

  If any of your certificate(s) for Shares have been lost, stolen or destroyed, please call the Company's shareholder service department ("ACE Stockholder Services") at (800) 365-6495 (toll free). You may need to complete an Affidavit of Loss with respect to the lost certificate(s) (which will be provided by ACE Stockholder Services) and payment of an indemnity bond premium fee may be required.

  IN ORDER TO VALIDLY TENDER SHARES PURSUANT TO THE OFFER, PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES DURING THE PERIOD BEGINNING TWO BUSINESS DAYS PRIOR TO THE RECORD DATE AND UP TO AND INCLUDING THE EXPIRATION DATE MUST OBTAIN AN ASSIGNMENT OF PROXY FROM THE SELLER OF SUCH SHARES AND VOTE SUCH PROXY IN FAVOR OF THE PROPOSED AMENDMENT. IN ORDER TO FACILITATE THE TRANSFER OF SHARES DURING THE PERIOD DESCRIBED ABOVE, THE SHARES OF EACH SERIES OF PREFERRED WILL TRADE "WITH PROXY" IN THE OVER-THE-COUNTER MARKET. SETTLEMENT OF ALL TRADES DURING THE PERIOD DESCRIBED ABOVE SHOULD INCLUDE AN ASSIGNMENT OF PROXY FROM THE SELLER.

  The Shares will trade, during the period which begins two business days prior to the Record Date and which will end at the close of business on the Expiration Date, in the over-the-counter market "with proxy." A Preferred Shareholder who acquires Shares during this period must obtain, or have its authorized representative obtain, an assignment of proxy (which is included in the applicable Letter of Transmittal and Proxy) at settlement from the seller. The National Association of Securities Dealers, Inc. (the "NASD") and The Depository Trust

Company ("DTC") have issued notices informing their members and participants that the Shares will trade "with proxy" and that settlement of all trades during the period described above should include an assignment of proxy from the seller.

  FOR FURTHER INFORMATION, CALL THE INFORMATION AGENT OR THE DEALER MANAGER OR CONSULT YOUR BROKER FOR ASSISTANCE.

  A tender of Shares made pursuant to any method of delivery set forth herein or in the Letter of Transmittal and Proxy will constitute a binding agreement between the tendering holder and Conectiv upon the terms and subject to the conditions of the Offer.

  The Depositary will establish an account with respect to the Shares at DTC (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase and Proxy Statement, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. Although delivery of Shares may be effected through book-entry transfer, such delivery must be accompanied by either (i) a properly completed and duly executed Letter of Transmittal and Proxy, together with any required signature guarantees and any other required documents, or (ii) an Agent's Message (as hereinafter defined) and, in any case, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement on or prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF SUCH LETTER OF TRANSMITTAL AND PROXY AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY OR TO CONECTIV OR THE COMPANY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility, received by the Depositary and forming a part of the book-entry transfer when a tender is initiated, which states that the Book-Entry Transfer Facility has received an express acknowledgment from a participant tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and Proxy and that Conectiv may enforce such agreement against such participant.

  If Shares are registered in the name of a person other than the signatory on the Letter of Transmittal and Proxy, or if unpurchased Shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the Shares with the signature(s) on the Shares or stock powers guaranteed as stated above. See Instructions 4, 6 and 7 to the Letter of Transmittal and Proxy. Except as otherwise provided below, all signatures on a Letter of Transmittal and Proxy must be guaranteed by a firm that is a member of a registered national securities exchange or the NASD, or by a commercial bank or trust company having an office or correspondent in the United States that is a participant in an approved Signature Guarantee Medallion Program (each of the foregoing being referred to as an "Eligible Institution"). Signatures on a Letter of Transmittal and Proxy need not be guaranteed if (a) the Letter of Transmittal and Proxy is signed by the registered owner of the Shares tendered therewith and such owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal and Proxy, (b) such Shares are tendered for the account of an Eligible Institution or (c) the Letter of Transmittal and Proxy is being used solely for the purpose of voting Shares which are not being tendered pursuant to the Offer. See Instructions 1 and 5 of the Letter of Transmittal and Proxy.

  Guaranteed Delivery Procedure. If a Preferred Shareholder desires to tender Shares pursuant to the Offer and such Preferred Shareholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the

Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery and Proxy, substantially in the form provided by Conectiv and the Company herewith, is received (with any required signatures or signature guarantees) by the Depositary as provided below on or prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal and Proxy (or, if applicable, an Agent's Message) and any other documents required by the Letter of Transmittal and Proxy, are received by the Depositary no later than 5:00 p.m., New York City time, within three business days after the date of execution of such Notice of Guaranteed Delivery and Proxy.

  THE NOTICE OF GUARANTEED DELIVERY AND PROXY MAY BE DELIVERED BY HAND OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY AND PROXY.

  In all cases, Shares shall not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal and Proxy or, if applicable, an Agent's Message, is received by the Depositary within the applicable time limits and vote in favor of the Proposed Amendment in respect of such Shares has been cast at the Special Meeting either in person or by completion and execution of the proxy (which proxy must be in the form of proxy that is a part of the applicable Letter of Transmittal and Proxy).

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or an Agent's Message with respect to) such Shares, a Letter of Transmittal and Proxy, properly completed and duly executed, with any required signature guarantees and all other documents required by the Letter of Transmittal and Proxy.

  THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE PREFERRED SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. BECAUSE IT IS THE TIME OF RECEIPT, NOT THE TIME OF MAILING, WHICH DETERMINES WHETHER A TENDER HAS BEEN MADE PRIOR TO THE EXPIRATION DATE, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

  TO AVOID FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT, EACH TENDERING PREFERRED SHAREHOLDER AND EACH NON-TENDERING PREFERRED SHAREHOLDER WHO VOTES FOR THE PROPOSED AMENDMENT MUST NOTIFY THE DEPOSITARY OF SUCH PREFERRED SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING AND EXECUTING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL AND PROXY (OR, IN THE CASE OF A FOREIGN PREFERRED SHAREHOLDER, MUST COMPLETE AND EXECUTE FORM W-8 OBTAINABLE FROM THE DEPOSITARY). SEE "CERTAIN FEDERAL INCOME TAX CONSEQUENCES--BACKUP WITHHOLDING."

  EACH PREFERRED SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE OFFER.

  All questions as to the form of documents and the validity, eligibility (including the time of receipt) and acceptance for payment of any tender of Shares will be determined by Conectiv, in its sole discretion, and its determination will be final and binding. Conectiv reserves the absolute right to reject any or all tenders of Shares that (i) it determines are not in proper form or (ii) the acceptance for payment of or payment for which may, in the opinion of Conectiv's counsel, be unlawful. Conectiv also reserves the absolute right to waive any defect or irregularity in any tender of Shares. None of Conectiv, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

WITHDRAWAL RIGHTS

  ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER.

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after November 5, 1998, unless previously accepted for payment as provided in this Offer to Purchase and Proxy Statement.

  The proxy accompanying any tendered Shares that are withdrawn will not be considered revoked unless the Preferred Shareholder specifically revokes such proxy as described herein. See "Proposed Amendment and Proxy Solicitation-- Proxies."

  To be effective, a written notice of withdrawal must be timely received by the Depositary, at one of its addresses set forth on the back cover of this Offer to Purchase and Proxy Statement, and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered owner (if different from that of the Preferred Shareholder who tenders) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and the name of the registered holder (if different from the name of such account). Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "Terms of the Offer--Procedure for Tendering Shares" at any time prior to the Expiration Date.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Conectiv, in its sole discretion, and its determination will be final and binding. None of Conectiv, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or will incur any liability for failure to give any such notification.

ACCEPTANCE OF SHARES FOR PAYMENT AND PAYMENT OF PURCHASE PRICE AND DIVIDENDS

  Upon the terms and subject to the conditions of the Offer, and as promptly as practicable after the Expiration Date, Conectiv will accept for payment (and thereby purchase) and pay for Shares validly tendered and not withdrawn as permitted in "Terms of the Offer--Withdrawal Rights." Thereafter, payment for all Shares validly tendered on or prior to the Expiration Date and accepted pursuant to the Offer will be made by the Depositary by check as promptly as practicable after the Expiration Date. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made promptly but only after timely receipt by the Depositary of certificates for such Shares (or of an Agent's Message), a properly completed and duly executed Letter of Transmittal and Proxy and any other required documents.

  For purposes of the Offer, Conectiv will be deemed to have accepted for payment (and thereby purchased) Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Conectiv will pay for Shares that it has purchased pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from Conectiv and transmitting payment to Preferred Shareholders who tender. The Depositary will act as agent for Preferred Shareholders who tender for the purpose of receiving payment from the Company and transmitting payment to Preferred Shareholders who tender. Under no circumstances will interest be paid on amounts to be paid by either the Company or Conectiv to tendering Preferred Shareholders who tender, regardless of any delay in making such payment. Certificates for all Shares not validly tendered will be returned or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility, as promptly as practicable, without expense to the Preferred Shareholder who tenders.

  If certain events occur, Conectiv may not be obligated to purchase Shares pursuant to the Offer. See "Terms of the Offer -- Certain Conditions of the Offer."

  Conectiv will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price is to be made to, or Shares not tendered or not purchased are to be registered in the name of, any person other than the registered owner, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal and Proxy, the amount of any stock transfer taxes (whether imposed on the registered owner, such other person or otherwise) payable on account of the transfer to such person will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 6 of the accompanying Letter of Transmittal and Proxy.

CERTAIN CONDITIONS OF THE OFFER

  CONECTIV WILL NOT BE REQUIRED TO ACCEPT FOR PAYMENT OR PAY FOR ANY SHARES TENDERED IF THE PROPOSED AMENDMENT IS NOT APPROVED AND ADOPTED AT THE SPECIAL MEETING.

  IN ORDER TO TENDER THEIR SHARES, PREFERRED SHAREHOLDERS (INCLUDING PREFERRED SHAREHOLDERS WHO ACQUIRE SHARES SUBSEQUENT TO THE RECORD DATE AND WHO FOLLOW THE REQUIRED PROCEDURES APPLICABLE TO SUCH SHARES) MUST SUBMIT A DULY COMPLETED, VALID AND UNREVOKED PROXY INDICATING THEIR VOTE IN FAVOR OF THE PROPOSED AMENDMENT OR INDICATE IN THE ACCOMPANYING LETTER OF TRANSMITTAL AND PROXY THEIR INTENTION TO VOTE FOR THE PROPOSED AMENDMENT AT THE SPECIAL MEETING. PREFERRED SHAREHOLDERS WHO POSSESS THE PROXY WITH RESPECT TO SUCH SHARES HAVE THE RIGHT TO VOTE FOR THE PROPOSED AMENDMENT REGARDLESS OF WHETHER THEY TENDER THEIR SHARES. ANY SHARES FOR WHICH A VOTE IN FAVOR OF THE PROPOSED AMENDMENT WAS NOT VALIDLY CAST AT THE SPECIAL MEETING WILL BE DEEMED WITHDRAWN AND NOT VALIDLY TENDERED BY THE RESPECTIVE PREFERRED SHAREHOLDER. PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. RATHER, PREFERRED SHAREHOLDERS WHO TENDER THEIR SHARES WILL BE ENTITLED TO ONLY THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT.

  In addition, notwithstanding any other provision of the Offer, Conectiv will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend the Offer (by oral or written notice to the Depositary and timely public announcement) or may postpone (subject to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") for prompt payment for or return of Shares) the acceptance for payment of, or payment for, Shares tendered, if at any time on or after September 9, 1998, and at or before the Expiration Date, the Commission shall have withheld approval, under the Holding Company Act, of the acquisition of the Shares by Conectiv pursuant to the Offer or approval and adoption of the Proposed Amendment at the Special Meeting or any of the following shall have occurred (which shall not have been waived by Conectiv):

    (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to the Offer or otherwise in any manner relates to or affects the Offer or (ii) in the reasonable judgment of Conectiv, would or might materially and adversely affect the business, condition (financial or otherwise), income, operations or prospects of Conectiv and its subsidiaries takes as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Conectiv or any of its subsidiaries or materially impair the Offer's contemplated benefits to Conectiv or the Company.

    (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or Conectiv or any of its subsidiaries, by any legislative body, court, authority, agency or tribunal that, in Conectiv's reasonable judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of Conectiv, or render Conectiv unable, to accept for payment or pay for some or all of the Shares; (iii) materially impair the contemplated benefits of the Offer to Conectiv or the Company (including materially increasing the effective interest cost of certain types of unsecured debt); or (iv) materially affect the business, condition (financial or otherwise), income, operations or prospects of Conectiv and its subsidiaries taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Conectiv or any of its subsidiaries;

    (c) there shall have occurred (i) any significant decrease in the market price of the Shares; (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the reasonable judgment of Conectiv, would or might have a material adverse effect on Conectiv's business, operations, prospects or ability to obtain financing generally or the trading in the Shares or other equity securities of the Company or Conectiv; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event that, in Conectiv's reasonable judgment, would or might affect the extension of credit by lending institutions in the United States; (iv) the commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; (v) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, in Conectiv's reasonable judgment, a material acceleration or worsening thereof; (vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Composite 500 Stock Index by an amount in excess of 15% measured from the close of business on September 9, 1998; or (viii) a decline in the ratings accorded any of Conectiv's or the Company's securities by Standard & Poor's Rating Services ("S&P"), Moody's Investors Service, Inc. ("Moody's") or Duff & Phelps, Inc. ("D&P") or that S&P, Moody's or D&P has announced that it has placed any such rating under surveillance or review with negative implications;

    (d) any tender or exchange offer with respect to some or all of the outstanding preferred stock of the Company (other than the Offer) or other equity securities of the Company or Conectiv, or a merger, acquisition or other business combination proposal for Conectiv, shall have been proposed, announced or made by any person or entity;

    (e) there shall have occurred any event or events that have resulted, or in Conectiv's reasonable judgment may result, in an actual or threatened change in the business, condition (financial or otherwise), income, operations, stock ownership or prospects of Conectiv and its subsidiaries; or

    (f) the Company elects not to proceed with the proposed offering of the trust preferred securities by Atlantic Capital II, a special purpose business trust controlled by the Company ("Atlantic Capital II"), or the offering of the trust preferred securities, if commenced, is terminated on or prior to the Expiration Date;

and, in the sole judgment of Conectiv, such event or events make it undesirable or inadvisable to proceed with the Offer or with such acceptance for payment or payment. With respect to the approval of the Commission referenced above, the Commission must find that the acquisition of the Shares by Conectiv is not detrimental to the public interest or the interests of investors or consumers, and that the consideration paid in connection with the acquisition and the adoption of the Proposed Amendment, including fees, commissions and other remuneration, is reasonable.

  The foregoing conditions (including the condition that the Proposed Amendment be approved and adopted at the Special Meeting) are for the sole benefit of Conectiv and may be asserted by Conectiv regardless of the circumstances (including any action or inaction by Conectiv) giving rise to any such condition, and any such condition may be waived by Conectiv, in whole or in part, at any time and from time to time in its sole discretion. A decision by Conectiv to terminate or otherwise amend any Offer, following the occurrence of any of the foregoing, with respect to one Series of Preferred will not create an obligation on behalf of Conectiv to terminate or otherwise amend in a similar manner the Offer with respect to any other Series of Preferred. The failure by Conectiv at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Conectiv concerning the events described above will be final and binding on all parties.

EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

  Conectiv expressly reserves the right, in its sole discretion, and at any time and/or from time to time prior to the Expiration Date, to extend the period of time during which the Offer for any Series of Preferred is open by giving oral or written notice of such extension to the Depositary, without extending the period of time during which the Offer for any other Series of Preferred is open. There can be no assurance, however, that Conectiv will exercise its right to extend the Offer for any Series of Preferred. During any such extension, all Shares of the subject Series of Preferred previously tendered will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in "Terms of the Offer -- Withdrawal Rights."

  Conectiv also expressly reserves the right, in its sole discretion, to, among other things, terminate the Offer and not accept for payment or pay for any Shares tendered, subject to Rule 13e-4(f)(5) under the Exchange Act, which requires Conectiv either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer upon the occurrence of any of the conditions specified in "Terms of the Offer --
 Certain Conditions of the Offer" by giving oral or written notice of such termination to the Depositary, and making a public announcement thereof.

  Subject to compliance with applicable law, Conectiv further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and/or from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Preferred Shareholders affected thereby in a manner reasonably designed to inform such Preferred Shareholders of such change. Without limiting the manner in which Conectiv may choose to make a public announcement, except as required by applicable law, Conectiv shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  If Conectiv materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Conectiv will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) under the Exchange Act. Those rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price, a change in percentage of securities sought or a change in the dealer's solicitation fee) will depend on the facts and circumstances, including the relative materiality of such terms or information. The Commission has stated that, in its view, an offer should remain open for a minimum of five business days from the date that a notice of such a material change is first published, sent or given. If the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that Conectiv publishes, sends or gives to Preferred Shareholders a notice that it will (i) increase or decrease the price it will pay for Shares, (ii) decrease the percentage of Shares it seeks, or (iii) increase or decrease the soliciting dealers' fees, the Offer will be extended until the expiration of such period of ten business days.

  THE OFFER FOR EACH SERIES OF PREFERRED IS INDEPENDENT OF THE OFFER FOR ANY OTHER SERIES OF PREFERRED. IF CONECTIV EXTENDS OR AMENDS ANY OFFER WITH RESPECT TO ONE SERIES OF PREFERRED FOR ANY REASON, CONECTIV WILL HAVE NO OBLIGATION TO EXTEND OR AMEND THE OFFER FOR ANY OTHER SERIES OF PREFERRED.

                   PROPOSED AMENDMENT AND PROXY SOLICITATION

INTRODUCTION

  This Offer to Purchase and Proxy Statement is first being mailed on or about September 10, 1998 to the Preferred Shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Special Meeting. A separate Proxy Statement is being mailed to the holders of the Company's $7.80 No Par Preferred Stock that is not included in the Offer.

  Preferred Shareholders who wish to tender their Shares pursuant to the Offer must vote in favor of the Proposed Amendment in person by ballot or by proxy at the Special Meeting. Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. If the Proposed Amendment is approved and adopted by the Company's shareholders, the Company will make a special cash payment in the amount equal to $1.00 per Share for each Share properly voted in favor of the Proposed Amendment (the "Special Cash Payment"); provided that such Shares have not been tendered pursuant to the Offer. If a Preferred Shareholder votes against the Proposed Amendment or abstains, such Preferred Shareholder shall not be entitled to the Special Cash Payment (regardless of whether the Proposed Amendment is approved and adopted). Those Preferred Shareholders who validly tender their Shares will be entitled to only the purchase price per Share listed on the front cover of this Offer to Purchase and Proxy Statement. Preferred Shareholders who validly tender their Shares will not be entitled to the Special Cash Payment.

VOTING SHARES

  With respect to the Company's Cumulative Preferred Stock, $100 par value and the Company's $7.80 No Par Preferred Stock, September 14, 1998 (the "Record Date") has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

  The Company's Charter authorizes the issuance of 25,000,000 shares of common stock, $3 par value, of which 18,320,937 shares are outstanding. All of such shares are owned by Conectiv.

  The Company's Charter also authorizes the issuance of 799,979 shares of Cumulative Preferred Stock, $100 par value, 2,000,000 shares of $100 No Par Preferred Stock, and 3,000,000 shares of Preference Stock, without par value, of which 300,000, 239,500 and 0 shares, respectively, are outstanding on the Record Date. Such shares are publicly held and vary from each other with respect to dividend rates, redemption prices and amounts payable on liquidation. All outstanding shares of the Company's preferred stock are entitled to vote on the Proposed Amendment as a single class.

VOTING REQUIREMENTS AND PROCEDURES

  Adoption of the Proposed Amendment requires the affirmative vote of the holders of (i) at least two-thirds of the shares of the Company then outstanding and entitled to vote (i.e., the common stock and the preferred stock) and (ii) at least two-thirds of the total number of shares of the Company's preferred stock then outstanding. Abstentions and broker non-votes will have the same effect as votes against the Proposed Amendment.

  CONECTIV, THE OWNER OF ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY, HAS ADVISED THE COMPANY THAT IT INTENDS TO VOTE ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN FAVOR OF THE PROPOSED AMENDMENT.

  Votes at the Special Meeting will be tabulated preliminarily by the Depositary. Inspectors of Election, duly appointed by the presiding officer of the Special Meeting, will definitively count and tabulate the votes and determine and announce the results at the Special Meeting. The Company has no established procedure for confidential voting. There are no rights of appraisal in connection with the Proposed Amendment.

PROXIES

  THE ENCLOSED PROXY, WHICH IS CONTAINED WITHIN THE LETTER OF TRANSMITTAL AND PROXY (AND THE NOTICE OF GUARANTEED DELIVERY AND PROXY), IS SOLICITED BY THE COMPANY'S BOARD, WHICH RECOMMENDS VOTING FOR THE PROPOSED AMENDMENT. ALL SHARES OF THE COMPANY'S COMMON STOCK WILL BE VOTED IN FAVOR OF THE PROPOSED AMENDMENT. Preferred Shareholders tendering their Shares pursuant to the Offer and voting at the Special Meeting by proxy must use the proxy that is a part of the applicable Letter of Transmittal and Proxy. Shares of the Company's outstanding preferred stock represented by properly executed proxies received at or prior to the Special Meeting will be voted in accordance with the instructions thereon. If no instructions are indicated, duly executed proxies will be voted in accordance with the recommendation of the Board. It is not anticipated that any other matters will be brought before the Special Meeting. However, the enclosed proxy gives discretionary authority to the proxy holders named therein should any other matters be presented at the Special Meeting, and it is the intention of the proxy holders to act on any other matters in their discretion.

  Execution of a proxy will not prevent a shareholder from attending the Special Meeting and voting in person. Any shareholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a duly executed proxy bearing a later date, or by voting in person by ballot at the Special Meeting. Withdrawal of Shares tendered pursuant to the Offer will not revoke a properly executed proxy.

  The Company will bear the cost of the solicitation of proxies by the Board. The Company has engaged D.F. King & Co., Inc. to act as Information Agent in connection with the solicitation of proxies for a fee of $12,500, plus unit fees per preferred shareholder contacted, plus reimbursement of reasonable out-of-pocket expenses. Proxies will be solicited by mail or by telephone. In addition, officers and employees of the Company and its affiliates may also solicit proxies personally or by telephone; such persons will receiver no additional compensation for these services. The Information Agent has not been retained to make, and will not make, solicitations or recommendations, other than conveying information related to the recommendations of the Board, in connection with the Proposed Amendment.

  The Company has requested that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company's outstanding preferred stock held of record by such persons and will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith.

  The solicitation of proxies has been approved by the Commission under the Holding Company Act. An application has been filed with the Commission under the Holding Company Act requesting approval of the Proposed Amendment and the acquisition of the Shares by Conectiv pursuant to the Offer.

SPECIAL CASH PAYMENTS

  Subject to the terms and conditions set forth in this Offer to Purchase and Proxy Statement, if (but only if) the Proposed Amendment is approved and adopted by the shareholders of the Company, the Company will make a Special Cash Payment to each Preferred Shareholder who voted in favor of the Proposed Amendment, in person by ballot or by proxy, at the Special Meeting in the amount equal to $1.00 per Share for each Share held by such Preferred Shareholder which is so voted, provided that such Shares have not been tendered pursuant to the Offer. The Company has been advised that there is no controlling precedent under state law as to the permissibility of its making the Special Cash Payment. Although, as a result, there can be no assurance as to how a court would rule on the issue, the Company believes that the Offer is fair to Preferred Shareholders and has determined to make the Special Cash Payment. SPECIAL CASH PAYMENTS WILL BE MADE TO PREFERRED SHAREHOLDERS (IF SUCH SHARES HAVE NOT BEEN TENDERED PURSUANT TO THE OFFER) ONLY IN RESPECT OF EACH SHARE WHICH IS VOTED FOR THE ADOPTION OF THE PROPOSED AMENDMENT; PROVIDED, HOWEVER, THAT THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL NOT BE ENTITLED TO THE SPECIAL CASH PAYMENT. RATHER, THOSE PREFERRED SHAREHOLDERS WHO VALIDLY TENDER THEIR SHARES WILL BE ENTITLED TO ONLY THE PURCHASE PRICE PER SHARE LISTED ON THE FRONT COVER OF THIS OFFER TO PURCHASE AND PROXY STATEMENT.

  Only holders of record of the Company's voting securities at the close of business on the Record Date or persons obtaining a proxy from the holders of record on the Record Date will be entitled to vote in person or by proxy at the Special Meeting. Any beneficial holder of Shares who is not the registered holder of such Shares as of the Record Date (as would be the case for any beneficial holder whose Shares are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee) must arrange with the Preferred Shareholder to execute and deliver a proxy form on such beneficial owner's behalf. If a beneficial holder of Shares intends to attend the Special Meeting and vote in person, such beneficial holder must obtain a legal proxy form from his or her broker, dealer, commercial bank, trust company or other nominee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As noted above, Conectiv owns all the outstanding common stock of the Company.

  Pursuant to Section 13(d) of the Exchange Act, a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the shares of the Company's preferred stock as of September 9, 1998.

  Officers and directors of the Company as a group owned, as of September 9, 1998, less than 1% of the total number of shares of the Company's preferred stock and of the common stock of Conectiv.

BUSINESS TO COME BEFORE THE SPECIAL MEETING

  The following Proposed Amendment to the Charter is the only item of business expected to be presented at the Special Meeting:

  To remove in its entirety Paragraph (7)(B)(c) of Article III of the Charter, a provision restricting the amount of securities representing unsecured indebtedness issuable by the Company.

  THE FOLLOWING STATEMENTS ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF PROVISIONS OF THE CHARTER, AND ARE QUALIFIED IN THEIR ENTIRETY BY THE CHARTER AND PARAGRAPH (7)(B)(c) OF ARTICLE III THEREIN (AS DESCRIBED BELOW). SEE APPENDIX A HERETO FOR THE TEXT OF THE PROVISION TO BE DELETED.

EXPLANATION OF THE PROPOSED AMENDMENT

  Paragraph (7)(B)(c) of Article III of the Charter currently provides that, so long as any shares of the Company's preferred stock are outstanding, without the affirmative vote of the holders of at least a majority of the total voting power of its outstanding shares of preferred stock, the Company shall not issue or assume any securities representing unsecured indebtedness (other than for the purpose of refunding outstanding unsecured securities issued by the Company or redeeming or otherwise retiring outstanding shares of its preferred stock) if, immediately after such issue or assumption, the total outstanding principal amount of all securities representing unsecured indebtedness of the Company would exceed 20% of the aggregate of all existing secured indebtedness of the Company and the capital and surplus of the Company as stated on the Company's books (the "Debt Limitation Provision").

  The Proposed Amendment, if adopted, would eliminate from the Charter in its entirety the Debt Limitation Provision. Unless otherwise defined, capitalized terms used herein are used as defined in the Charter.

  Paragraph (7)(B)(c) of Article III of the Charter states:

  "(B) So long as any shares of the Cumulative Preferred Stock of any series are outstanding, the Corporation shall not, without the consent (given by vote at a meeting called for that purpose) of the holders of a majority of the total number of shares of the Cumulative Preferred Stock then outstanding:

    (c) Issue any unsecured notes, debentures or other securities representing unsecured indebtedness, or assume any such unsecured securities, for purposes other than the refunding of outstanding unsecured securities theretofore issued or assumed by the Corporation or the redemption or other retirement of outstanding shares of one or more series of the Cumulative Preferred Stock if, immediately after such issue or assumption, the total principal amount of all unsecured notes, debentures or other securities representing unsecured indebtedness issued or assumed by the Corporation and then outstanding (including unsecured securities then to be issued or assumed) would exceed twenty per centum (20%) of the aggregate of (i) the total principal amount of all bonds or other securities representing secured indebtedness issued or assumed by the Corporation and then to be outstanding, and (ii) the capital and surplus of the Corporation as then to be stated on the books of account of the Corporation."

REASONS FOR THE PROPOSED AMENDMENT

  The electric utility industry has become, and will continue to be, increasingly competitive as the result of various factors, including regulatory and technological developments. Various federal and state regulatory initiatives designed to promote wholesale and retail competition include, among other things, proposals that would allow customers to choose their electricity provider. As these competitive initiatives materialize, the structure of the utility industry could radically change. The Company believes that having the flexibility to respond to developments in the industry will be crucial to its success in the new competitive marketplace.

  The Company believes that adoption of the Proposed Amendment is important to creating the necessary flexibility to respond to any industry developments.

  The restriction that would be eliminated by the Proposed Amendment generally does not burden the industry's new competitors (power marketers, independent power producers, exempt wholesale generators and owners of cogeneration facilities), nor even other public utility companies.

  Management considers that elimination of the Debt Limitation Provision is crucial to the Company's financial flexibility and its ability to effect future capital cost reductions. The deletion of this provision from the Charter will allow the Company to utilize more fully various unsecured debt alternatives and thus improve its ability to take full advantage of changing conditions in the capital markets. The additional flexibility will, for example, permit the Company to issue long-term debt when, because of mortgage coverage restrictions or other reasons, it may be unattractive or not possible to issue any additional first mortgage bonds. In addition, elimination of the Debt Limitation Provision will afford the Company greater flexibility in the issuance of short-term debt to meet seasonal cash requirements with what is usually the least expensive form of capital.

  In the event that the Proposed Amendment is not approved by the required two-thirds of the shares of the preferred stock but a majority of the shares of the preferred stock are tendered pursuant to the Offer, Conectiv may elect to waive the condition to the Offer that requires approval of the Proposed Amendment and purchase such shares. Conectiv has not determined whether it will make such an election, but if it were to do so, as holder of a majority of the shares of the preferred stock, Conectiv would hold a sufficient number of shares to permit it to consent as a Preferred Shareholder to the issuance of unsecured indebtedness pursuant to Paragraph (7) (B) (c) of
Article III of the Charter in excess of the limits set forth therein. Without the prior consent of the Securities and Exchange Commission, Conectiv will be required to sell its Shares to the Company on or prior to December 31, 2000.

                       PRICE RANGE OF SHARES; DIVIDENDS

  The 4% Series, 4.10% Series, 4.35% Series, 4.35% 2nd Series, 4.75% Series and 5% Series are traded in the over-the-counter market under the symbols "ANTEN," "ANTEZ," "ANTEH," "ANTEO," "ANTEM" and "ANTEL," respectively. The last reported sale price in the over-the-counter market, as of the close of business on September 3, 1998, for certain of the Series of Preferred is shown on the front cover of this Offer to Purchase and Proxy Statement. However, Preferred Shareholders should be aware that the Shares of each Series of Preferred trade only sporadically and on a limited basis and, therefore, the last reported sales price may not necessarily reflect the market value of the Shares.

  PREFERRED SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS, IF AVAILABLE, FOR THE SHARES.

  The following table sets forth the high and low sales prices of each Series of Preferred in the over-the-counter market, as reported by the National Quotation Bureau, LLC, and the cash dividends paid thereon for the fiscal quarters indicated.

               DIVIDENDS AND PRICE RANGES OF SERIES OF PREFERRED
                       BY QUARTERS (1996, 1997 AND 1998)

                          1996-QUARTERS           1997-QUARTERS           1998-QUARTERS
                         --------------- ------------------------------- ---------------
                           3RD     4TH     1ST     2ND     3RD     4TH     1ST     2ND
                         ------- ------- ------- ------- ------- ------- ------- -------
4% SERIES
Dividends Per Share..... $1.00   $1.00   $1.00   $1.00   $1.00   $1.00   $1.00   $1.00
Market Price--$ Per
 Share
  --High................ 52.375  54.25   55.00   56.50   60.25   62.875  65.125  67.00
  --Low................. 51.375  52.125  52.50   53.50   55.00   57.00   58.25   61.375
4.10% SERIES
Dividends Per Share..... $1.025  $1.025  $1.025  $1.025  $1.025  $1.025  $1.025  $1.025
Market Price--$ Per
 Share
  --High................     --      --      --      --      --      --      --      --
  --Low.................     --      --      --      --      --      --      --      --
4.35% SERIES
Dividends Per Share..... $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875
Market Price--$ Per
 Share
  --High................     --      --      --      --      --      --      --      --
  --Low.................     --      --      --      --      --      --      --      --
4.35% 2ND SERIES
Dividends Per Share..... $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875 $1.0875
Market Price--$ Per
 Share
  --High................ 58.125      --      --      --      --      --  64.50   63.00
  --Low................. 54.375      --      --      --      --      --  62.00   62.00
4.75% SERIES
Dividends Per Share..... $1.1875 $1.1875 $1.1875 $1.1875 $1.1875 $1.1875 $1.1875 $1.1875
Market Price--$ Per
 Share
  --High................ 62.00   67.00   70.00   66.875  70.75   75.25   78.25   80.875
  --Low................. 58.375  62.00   62.50   66.500  58.00   69.375  70.25   75.00
5% SERIES
Dividends Per Share..... $1.25   $1.25   $1.25   $1.25   $1.25   $1.25   $1.25   $1.25
Market Price--$ Per
 Share
  --High................     --      --      --      --      --  64.00       --  80.375
  --Low.................     --      --      --      --      --  64.00       --  70.000

--------
Dash indicates no reported sales during the quarter.

  The holders of the Company's preferred stock are entitled to receive, if, when and as declared by the Board, cash dividends at the annual rate specified for the preferred stock, and no more, cumulative and payable quarterly with respect to each calendar quarterly period, on each February 1, May 1, August 1 and November 1. An indenture relating to the proposed issuance of trust preferred securities by Atlantic Capital II may provide that dividends on the Company's capital stock may not be paid as long as any payments on the Company's Junior Subordinated Debentures to be issued under such indenture have been deferred or the Company is in default under such indenture or its guarantee relating to such trust preferred securities. A similar provision appears in the indenture relating to trust preferred securities issued by Atlantic Capital I in October 1996.

  To date, the Company has timely made all quarterly dividend payments on the Company's preferred stock.

  The Board of Directors of the Company will consider the declaration of dividends on the Company's capital stock at its meeting on September 24, 1998. The Regular Quarterly Dividend for the Company's preferred stock, if, when and as declared, will be paid on November 2, 1998 to holders of record as of the close of business on October 2, 1998. A holder of record of Shares on October 2, 1998 who tenders Shares will be entitled to the Regular Quarterly Dividend, regardless of when such tender is made. Holders of Shares pursuant to the Offer will not be entitled to any dividends in respect of any later dividend periods.

              PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

  Conectiv believes that the purchase of the Shares at this time will provide financial flexibility beneficial to the Company and, indirectly, Conectiv and its shareholders. In addition, the Offer gives Preferred Shareholders the opportunity to sell their Shares at a price which Conectiv believes to be a premium to the market price on the date of the announcement of the Offer and without the usual transaction costs associated with a sale.

  After the consummation of the Offer, Conectiv or the Company may purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any such purchases may be on the same terms as, or on terms which are more or less favorable to holders of Shares than, the terms of the Offer. However, Rule 13e-4(f)(6) under the Exchange Act prohibits Conectiv and its affiliates (including the Company) from purchasing any Shares of a Series of Preferred, other than pursuant to the Offer, until at least ten business days after the Expiration Date with respect to such Series of Preferred. Any future purchases of Shares by Conectiv or the Company would depend on many factors, including the market price of the Shares, Conectiv's business and financial position, legal restrictions on Conectiv's ability to purchase Shares as well as general economic and market conditions.

  Preferred Shareholders are not under any obligation to tender Shares pursuant to the Offer. The Offer does not constitute notice of redemption of any Series of Preferred pursuant to the Company's Charter, nor does Conectiv or the Company intend to effect any such redemption by making the Offer. Further, the Offer does not constitute a waiver by the Company of any option it has to redeem Shares. The 4% Series, the 4.10% Series, the 4.35% Series, the 4.35% 2nd Series, the 4.75% Series and 5% Series are presently callable at $105.50 per Share, $101.00 per Share, $101.00 per Share, $101.00 per Share, $101.00 per Share and $100.00 per Share, respectively. The Shares of each Series of Preferred have no preemptive or conversion rights.

  Upon liquidation or dissolution of the Company, owners of the Shares would be entitled to receive an amount equal to the liquidation preference per Share ($100) (except that the amount payable in the event of a voluntary liquidation shall be equivalent to the then current redemption price per Share) plus all accrued and unpaid dividends (whether or not earned or declared) thereon to the date of payment, prior to the payment of any amounts to the holders of the Company's common stock.

  Shares validly tendered to the Depositary pursuant to the Offer and not withdrawn in accordance with the procedures set forth herein shall be held until the Expiration Date (or returned to the extent the Offer is terminated in accordance herewith). To the extent that the Proposed Amendment is approved and the Shares tendered are accepted for payment and paid for in accordance with the terms hereof, Conectiv intends to sell its Shares to the Company and, at that time, it is expected that the Company will retire and cancel the Shares. However, in the event the Proposed Amendment is not adopted at the Special Meeting, Conectiv may elect, but is not obligated to, waive such condition, subject to applicable law. In that case, subsequent to Conectiv's waiver and purchase of the Shares, the Company anticipates that, as promptly as practicable thereafter, it would either adjourn the Special Meeting or call another special meeting of its shareholders and solicit proxies therefrom for an amendment substantially similar to the Proposed Amendment. At that meeting, Conectiv would vote any Shares acquired by it pursuant to the Offer or otherwise (together with its shares of common stock) in favor of such amendment, thereby maximizing the prospects for the adoption of the amendment.

  In the event that the Proposed Amendment is not approved by the required two-thirds of the shares of the preferred stock but a majority of the shares of the preferred stock are tendered pursuant to the Offer, Conectiv may elect to waive the condition to the Offer that requires approval of the Proposed Amendment and purchase such shares. Conectiv has not determined whether it will make such an election, but if it were to do so, as holder of a majority of the shares of the preferred stock, Conectiv would hold a sufficient number of shares to permit it to consent as a Preferred Shareholder to the issuance of unsecured indebtedness pursuant to Paragraph (7) (B) (c) of Article III of the Charter in excess of the limits set forth therein. Without the prior consent of the Securities and Exchange Commission, Conectiv will be required to sell its Shares to the Company on or prior to December 31, 2000. Any purchase of Shares by Conectiv will reduce the number of Shares of each of the Series of Preferred that might otherwise trade publicly or become available for purchase and/or sale and likely will reduce the number of owners of Shares of each of the Series of Preferred, which could adversely affect the liquidity and sale value of the Shares not purchased in the Offer.

  Liquidity of Trading Market. To the extent that Shares of any Series of Preferred are tendered and accepted for payment in the Offer, the trading market for Shares of such Series of Preferred that remain outstanding may be significantly more limited, which might adversely affect the liquidity, market value and price volatility of such Shares. Equity securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would comparable equity securities with a greater float. Therefore, the market price for Shares that are not tendered in the Offer may be affected adversely to the extent that the amount of Shares purchased pursuant to the Offer reduces the float. The reduced float may also make the trading price of the Shares that are not tendered and accepted for payment more volatile. Preferred Shareholders of the remaining Shares may attempt to obtain quotations for the Shares from their brokers; however, there can be no assurance that any trading market will exist for such Shares following consummation of the Offer. To the extent a market continues to exist for the Shares after the offer, the Shares may trade at a discount compared to present trading depending on the market for Shares with similar features, the performance of the Company, and other factors. There is no assurance that an active market in the Shares will exist following consummation of the Offer and no assurance as to the prices at which the Shares may then trade.

  The purchase of Shares of the Series of Preferred Stock pursuant to the Offer will reduce the number of holders of Shares of the Series of Preferred Stock and the number of such Shares that might otherwise trade publicly, and, depending upon the number of Shares so purchased, such reduction could adversely affect the liquidity and market value of the remaining Shares of the Series of Preferred Stock held by the public. The extent of the public market for the Shares of the Series of Preferred Stock and the availability of price quotations would, however, depend upon such factors as the number of shareholders remaining at such time, the interest in maintaining a market in the Shares of the Series of Preferred Stock on the part of securities firms and other factors. As of September 9, 1998, there were 429 registered holders of the 4% Series, 6 registered holders of the 4.10% Series, 13 registered holders of the 4.35% Series, 27 registered holders of the 4.35% 2nd Series, 57 registered holders of the 4.75% Series and 17 registered holders of the 5% Series.

  Other Potential Effects of the Proposed Amendment on Preferred Shareholders who do not Tender. If the Proposed Amendment becomes effective, Shares that are not tendered and purchased pursuant to the Offer will no longer be subject to the Debt Limitation Provision, which will have been deleted by the Proposed Amendment. As discussed above, the Debt Limitation Provision places restrictions on the Company's ability to issue securities representing unsecured indebtedness. Although the Company's debt instruments may contain certain restrictions on the Company's ability to issue or assume debt, any such restrictions may be waived and the increased flexibility afforded the Company by the deletion of the Debt Limitation Provision may permit the Company to take certain actions that may increase the credit risks with respect to the Company, adversely affecting the market price and credit rating of the remaining Shares, or otherwise be materially adverse to the interests of the remaining Preferred Shareholders. In addition, to the extent that the Company elects to fund its purchase of the Shares by issuing additional unsecured debt, the remaining Preferred Shareholders' relative position in the Company's capital structure could be perceived to decline, which in turn could adversely affect the market price and credit rating of the remaining Shares. See, however, "Proposed Amendment and Proxy Solicitation --
 Reasons for the Proposed Amendment."

  Following the consummation of the Offer, the business and operations of the Company are currently expected to be continued substantially as they are currently being conducted. Except as disclosed in this Offer to Purchase and Proxy Statement, Conectiv and the Company currently have no plans or proposals that relate to or would result in: (a) the acquisition by any person or entity of additional securities of the Company or the disposition of securities of the Company, other than in the ordinary course of business; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present Board or management of the Company; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company's corporate structure or business; (g) any change in the Company's Charter or by-laws or any actions that may impede the acquisition of control of the Company by any person; (h) a class of equity securities of the Company being delisted from a national securities exchange or no longer authorized to be quoted on the OTC; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act.

  However, in order to adapt to the increasingly competitive environment in which they operate, Conectiv and its operating affiliates, including the Company, will evaluate and consider a wide array of potential business strategies. These may include business combinations or acquisitions involving other utility or non-utility businesses or properties, internal restructurings or reorganizations involving Conectiv, its operating affiliates or some combination thereof or dispositions of currently owned properties or currently operated business units. Furthermore, Conectiv and its operating affiliates, including the Company, may engage in other new business ventures which arise from competitive and regulatory changes in the utility industry. Pursuit of any of the above strategies, or any combination thereof, may significantly affect the business operations and financial condition of Conectiv and its operating affiliates, including the Company.

  NEITHER CONECTIV, THE COMPANY, THEIR RESPECTIVE BOARDS OF DIRECTORS, NOR ANY OF THEIR RESPECTIVE OFFICERS MAKE ANY RECOMMENDATION TO ANY PREFERRED SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH PREFERRED SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary describes certain United States federal income tax considerations with respect to the sale of Shares pursuant to the Offer and the receipt of Special Cash Payments in connection with the approval and adoption of the Proposed Amendment. This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this Offer to Purchase and Proxy Statement may adversely affect the tax consequences described herein, possibly on a retroactive basis. This summary is addressed to Preferred Shareholders who hold Shares as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a

Preferred Shareholder in light of such Preferred Shareholder's particular circumstances or to Preferred Shareholders subject to special rules (including certain financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, Preferred Shareholders who acquired their Shares pursuant to the exercise of stock options or other compensation arrangements with the Company or Preferred Shareholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes). Preferred Shareholders should consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

  As used herein, the term "United States Preferred Shareholder" means an owner of a Share that is (i) for United States federal income tax purposes a citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. A "Non-United States Preferred Shareholder" is a Preferred Shareholder that is not a United States Preferred Shareholder.

TAX CONSIDERATIONS FOR TENDERING PREFERRED SHAREHOLDERS

  United States Preferred Shareholders. A United States Preferred Shareholder will recognize gain or loss equal to the difference between the tax basis of such Preferred Shareholder's Shares and the amount of cash received in exchange therefor. A United States Preferred Shareholder's gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

  Non-United States Preferred Shareholders. Any capital gain realized upon the sale of Shares by a Non-United States Preferred Shareholder pursuant to the Offer generally will not be subject to United States federal income tax unless
(i) such gain is effectively connected with the conduct of a trade or business in the United States of the Non-United States Preferred Shareholder or (ii) in the case of a Non-United States Preferred Shareholder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met. A Non-United States Preferred Shareholder described in clause (i) above will be taxed on the net capital gain derived from the sale at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Unless an applicable tax treaty provides otherwise, an individual Non-United States Preferred Shareholder described in clause (ii) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States losses (notwithstanding the fact that the individual is not considered a resident of the United States).

TAX CONSIDERATIONS FOR NON-TENDERING PREFERRED SHAREHOLDERS

  United States Preferred Shareholders. There is no direct authority concerning the federal income tax consequences of the receipt of Special Cash Payments. The Company will, for information reporting purposes, treat Special Cash Payments as ordinary non-dividend income to recipient United States Preferred Shareholders.

  Non-United States Preferred Shareholders. The Company will treat Special Cash Payments paid to a Non-United States Preferred Shareholder as subject to withholding of United States federal income tax at a 30% rate. However, Special Cash Payments that are effectively connected with the conduct of a trade or business by the Non-United States Preferred Shareholder within the United States are not subject to the withholding tax (provided such Non-United States Preferred Shareholder provides two originals of IRS Form 4224 stating that such Special Cash Payments are so effectively connected), but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected Special Cash Payments received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

  A Non-United States Preferred Shareholder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

BACKUP WITHHOLDING

  ANY UNITED STATES PREFERRED SHAREHOLDER WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE APPLICABLE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A NON-UNITED STATES PREFERRED SHAREHOLDER, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH PREFERRED SHAREHOLDER PURSUANT TO THE OFFER OR, ALTERNATIVELY, THE SPECIAL CASH PAYMENT. To prevent backup withholding, a United States Preferred Shareholder must provide the Depositary with the Preferred Shareholder's correct taxpayer identification number and certify that the Preferred Shareholder is not subject to backup withholding of federal income tax by completing the Substitute Form W-9 included in the applicable Letter of Transmittal. Certain Preferred Shareholders (including, among others, all corporations and certain foreign shareholders) are exempt from backup withholding. For a corporate United States Preferred Shareholder to qualify for such exemption, such Preferred Shareholder must provide the Depositary with a properly completed and executed Substitute Form W-9 attesting to its exempt status. In order for a Non-United States Preferred Shareholder to quality as an exempt recipient, the Non-United States Preferred Shareholder must submit a Form W-8, Certificate of Foreign Status, signed under penalties of perjury, attesting to that Preferred Shareholder's exempt status. A copy of Form W-8 may be obtained from the Depositary. Any amounts paid to Non-United States Preferred Shareholders that are subject to the 31% backup withholding, will not be subject to the 30% withholding tax discussed above under "Tax Considerations for Non-Tendering Preferred Shareholders--Non-United States Preferred Shareholders."

  The amount of any backup withholding from a payment to a Preferred Shareholder will be allowed as a credit against such Preferred Shareholder's United States federal income tax liability and may entitle such Preferred Shareholder to a refund, provided that the required information is furnished to the IRS.

                          SOURCE AND AMOUNT OF FUNDS

  Assuming that Conectiv purchases all outstanding Shares pursuant to the Offer, the total amount required by Conectiv to purchase such Shares will be approximately $30 million, including fees and other expenses. Conectiv intends to fund the Offer through the use of its general funds (which, in the ordinary course, include ordinary dividends from the Company) and funds borrowed pursuant to Conectiv's credit facility.

  As described under "Certain Information Regarding Conectiv and the Company," a Registration Statement is being filed with the Commission with respect to the offering of trust preferred securities by Atlantic Capital II, the proceeds of which will be invested in the Junior Subordinated Debentures to be issued by the Company. The Company intends to finance the purchase of Shares from Conectiv with the proceeds from the sale of the trust preferred securities, which will be loaned by Atlantic Capital II to the Company. To the extent that the proceeds of the proposed sale of the trust preferred securities, if any, are not sufficient, the Company may issue commercial paper or other debt to finance the purchase of Shares from Conectiv.

               TRANSACTIONS AND AGREEMENTS CONCERNING THE SHARES

  Based upon Conectiv's and the Company's records and upon information provided to each of Conectiv and the Company by its directors and executive officers, neither Conectiv, the Company nor, to the knowledge of either, any of their subsidiaries, affiliates, directors or executive officers, or associates of the foregoing, has engaged in any transactions involving Shares during the 40 business days preceding the date hereof. Neither the Company nor, to the knowledge of either, any of its directors or executive officers or an associate of the foregoing, is a party to any contract, arrangement, understanding or relationship relating directly or indirectly to the Offer with any other person or entity with respect to any securities of the Company.

                       FEES AND EXPENSES PAID TO DEALERS

  Dealer Manager Fees. Morgan Stanley will act as Dealer Manager for Conectiv in connection with the Offer. Conectiv has agreed to pay the Dealer Manager a fee of an amount equal to $ 0.50 per Share for any Shares tendered, accepted for payment and paid for pursuant to the Offer. The Dealer Manager will also be reimbursed by Conectiv for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities, including certain liabilities under the federal securities laws, in connection with the Offer. The Dealer Manager has rendered, is currently rendering and is expected to continue to render various investment banking and other advisory services to Conectiv, the Company and certain of its affiliates. The Dealer Manager has received, and will continue to receive, customary compensation from Conectiv, the Company and its affiliates for such services. Conectiv has retained The Bank of New York as Depositary and D.F. King & Co., Inc. as Information Agent in connection with the Offer. The Depositary and Information Agent will receive reasonable and customary compensation for their services and will also be reimbursed for reasonable out-of-pocket expenses, including attorney fees. Neither the Depositary nor the Information Agent has been retained to make solicitation or recommendations in connection with the Offer.

  Solicited Tender Fees. Conectiv will pay a solicitation fee of an amount equal to $ 1.50 per Share for Shares that are tendered, accepted for payment and paid for pursuant to the Offer (except that for transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, Conectiv will pay a solicitation fee of an amount equal to $1.00 per Share). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership is less than 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated (as herein described), in which case such fee shall be payable in full to such designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). With respect to fees payable pursuant to this paragraph involving transactions for beneficial owners whose ownership equals or exceeds 2,500 Shares, any fees payable hereunder shall be paid in full to the Dealer Manager unless a Soliciting Dealer is designated, in which case 80% of such fee shall be paid to the Dealer Manager and 20% of such fee shall be paid to the designated Soliciting Dealer (which designated Soliciting Dealer may be the Dealer Manager). A designated Soliciting Dealer is an entity obtaining the tender, if the Letter of Transmittal and Proxy shall include its name and it is (a) any broker or dealer in securities, including the Dealer Manager in its capacity as a dealer or broker, which is a member of any national securities exchange or of the NASD, (b) any foreign broker or dealer not eligible for membership in the NASD which agrees to conform to the NASD's Rules of Fair Practice in soliciting tenders outside the United States to the same extent as though it were an NASD member, or (c) any bank or trust company.

  No such solicitation fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by a holder unless the Letter of Transmittal and Proxy accompanying such tender designates such Soliciting Dealer. No such fee shall be payable to a Soliciting Dealer in respect of Shares registered in the name of such Soliciting Dealer unless such Shares are held by such Soliciting Dealer as nominee and such Shares are being tendered for the benefit of one or more beneficial owners identified on the Letter of Transmittal and Proxy or on the Notice of Solicited Tenders (included in the materials provided to brokers and dealers). No such fee shall be payable to a Soliciting Dealer with respect to the tender of Shares by the holder of record, for the benefit of the beneficial owner, unless the beneficial owner has designated such Soliciting Dealer. Beneficial owners should review Instruction 10 and complete the "Solicited Tenders" box in the accompanying Letter of Transmittal and Proxy to designate a Soliciting Dealer. If tendered Shares are being delivered by book-entry transfer, the Soliciting Dealer must return a Notice of Solicited Tenders to the Depositary within three business days after expiration of the Offer to receive a solicitation fee. No such fee shall be payable to a Soliciting Dealer if such Soliciting Dealer is required for any reason to transfer the amount of such fee to a depositing holder (other than itself). No such fee shall be paid to a Soliciting Dealer with respect to Shares tendered for such Soliciting Dealer's own account. No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Conectiv, the Company, the Depositary, the Information Agent or the Dealer Manager for purposes of the Offer.

  Soliciting Dealers will include any of the organizations described in clauses (a), (b) and (c) above even when the activities of such organizations in connection with the Offer consist solely of forwarding to clients materials relating to the Offer, including the Letter of Transmittal and Proxy, and tendering Shares as directed by beneficial owners thereof. No Soliciting Dealer is required to make any recommendation to holders of Shares as to whether to tender or refrain from tendering in the Offer. No assumption is made, in making payment to any Soliciting Dealer, that its activities in connection with the Offer included any activities other than those described above, and for all purposes noted in all materials relating to the Offer, the term "solicit" shall be deemed to mean no more than "processing shares tendered" or "forwarding to customers materials regarding the Offer."

  Stock Transfer Taxes. Conectiv will pay all stock transfer taxes, if any, payable on account of the acquisition of Shares by Conectiv pursuant to the Offer, except in certain circumstances where special payment or delivery procedures are utilized pursuant to Instruction 6 of the accompanying Letter of Transmittal and Proxy.

            CERTAIN INFORMATION REGARDING CONECTIV AND THE COMPANY

  The Company is an operating utility primarily engaged in the generation, transmission, distribution and sale of electric power to approximately 480,000 customers in the southern part of New Jersey. All of the common stock of the Company is owned by Conectiv, a registered holding company under the Holding Company Act. Conectiv also owns all of the outstanding common stock of Delmarva Power & Light Company which is an operating public utility company and other non-regulated energy-related businesses.

  Conectiv and the Company are subject to the informational requirements of the Exchange Act and in accordance therewith file reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Conectiv and the Company. Reports, proxy materials and other information about Conectiv and the Company are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In connection with the Offer Conectiv has filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission that includes certain additional information relating to the Offer. Conectiv's
Schedule 13E-4 will not be available at the Commission's regional offices.

  The Company and Atlantic Capital II are filing a registration statement (the "Registration Statement") with the Commission with respect to the proposed offering of up to $30,000,000 aggregate liquidation amount of trust preferred securities, guaranteed by the Company to the extent set forth in the Registration Statement. Following the commencement of the Offer, and subject to market and other conditions, the Company intends that Atlantic Capital II will effect a public offering of trust preferred securities. As set forth in "Source and Amount of Funds," the Company intends to finance the purchase of Shares from Conectiv with the proceeds from the sale of the trust preferred securities, which will be loaned by Atlantic Capital II to the Company. To the extent that the proceeds of the proposed sale of the trust preferred securities, if any, are not sufficient, the Company may issue commercial paper or other debt to finance the purchase of Shares from Conectiv.

                       SUMMARY OF FINANCIAL INFORMATION

  Set forth below is certain historical financial information of the Company. The historical financial information (other than the ratios of earnings to fixed charges) was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and from the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1998.

                        CONDENSED INCOME STATEMENT DATA

                         YEAR ENDED DECEMBER 31, SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------------------
                             1997        1996        1998            1997
                         ------------ -----------------------    ------------
                               (THOUSANDS OF DOLLARS, EXCEPT RATIOS)
                                                        (UNAUDITED)
Operating Revenues......   $1,084,890   $989,647     $479,831        $485,896
Operating Income........      190,052    165,120       28,204          92,389
Net Income..............       85,747     75,017       (1,424)         39,047
Dividends on Preferred
 Stock..................        4,821      9,904        2,000           2,820
Net Income after
 Dividends on Preferred
 Stock..................       80,926     65,113       (3,424)         36,227
Ratio of Earnings to
 Fixed Charges..........         2.83       2.58         2.00(1)         2.83(1)

--------
(1) Ratio for the twelve months ended June 30.

                         CONDENSED BALANCE SHEET DATA

                                      AT DECEMBER 31,         AT JUNE 30,
                                   --------------------- ---------------------
                                      1997       1996       1998       1997
                                   ---------- ---------- ---------- ----------
                                             (THOUSANDS OF DOLLARS)
                                                              (UNAUDITED)
ASSETS:
Net Utility Plant In Service...... $1,651,051 $1,636,689 $1,602,210 $1,645,904
Construction Work in Progress.....     95,120    117,188    118,647    106,806
Cash and Cash Equivalents.........      5,640      7,927     21,095     20,765
Other Current Assets..............    234,111    235,575    260,767    211,377
Other Assets......................    450,833    463,362    427,307    451,903
                                   ---------- ---------- ---------- ----------
                                    2,436,755  2,460,741  2,430,026  2,436,755
                                   ========== ========== ========== ==========
LIABILITIES:
Common Equity..................... $  783,033 $  778,425 $  738,513 $  783,033
Cumulative Preferred Stock (less
 amounts due within one year).....     63,950     73,950     53,950     63,950
Cumulative Quarterly Preferred
 Securities.......................     70,000     70,000     70,000     70,000
Long-Term Debt (less amounts due
 within one year).................    833,744    802,245    819,327    833,744
Current Liabilities...............    181,880    231,010    278,017    206,854
Other Liabilities.................    504,148    505,111    470,219    479,174
                                   ---------- ---------- ---------- ----------
                                    2,436,755  2,460,741  2,430,026  2,436,755
                                   ========== ========== ========== ==========

  The financial statements of Conectiv and related information included in its Annual Report on Form 10-K for the year ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and its Current Reports on Form 8-K dated March 6, 1998, March 9, 1998, April 23, 1998 and August 3, 1998, each as filed with the Commission, are hereby incorporated by reference. The financial statements of the Company and related information included in its Annual Report on Form 10-K for the year ended December 31, 1997, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and its Current Reports on Form 8-K dated February 27, 1998, March 3, 1998 and March 5, 1998, each as filed with the Commission, are hereby incorporated by reference. All documents subsequently filed by Conectiv and the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and Proxy Statement and prior to the Expiration Date (or any extension thereof) shall be deemed to be incorporated by reference in this Offer to Purchase and Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offer to Purchase and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modified or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Proxy Statement.

  Conectiv and the Company each will provide without charge to each person to whom a copy of this Offer to Purchase and Proxy Statement has been delivered, on the written or oral request of any such person, a copy of any or all of its documents described above which have been incorporated by reference in this Offer to Purchase and Proxy Statement, other than exhibits to such documents. Such requests should be directed to Stephanie M. Scola, Manager of Capital Markets, Conectiv, 800 King Street, P.O. Box 321, Wilmington, Delaware 19899, telephone: (302) 429-3931. The information relating to Conectiv and the Company contained in this Offer to Purchase and Proxy Statement does not purport to be comprehensive and should be read together with the information contained in the documents incorporated by reference.

                                 MISCELLANEOUS

  The Offer is not being made to, nor will Conectiv accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. Conectiv is not aware of any jurisdiction where the making of the Offer or the tender of Shares would not be in compliance with applicable law. If Conectiv becomes aware of any jurisdiction where the making of the Offer or the tender of Shares is not in compliance with any applicable law, Conectiv will make a good faith effort to comply with such law. If, after such good faith effort, Conectiv cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the owners of Shares residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on Conectiv's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                          CONECTIV
                                          ATLANTIC CITY ELECTRIC COMPANY

  Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Requests for additional copies of this Offer to Purchase and Proxy Statement, the Letter of Transmittal and Proxy or other tender offer or proxy materials may be directed to the Information Agent, and such copies will be furnished promptly at the Company's expense. Preferred Shareholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                              The Dealer Manager:

                          MORGAN STANLEY DEAN WITTER

                          Liability Management Group
                           1585 Broadway, 2nd Floor
                           New York, New York 10036
                          (800) 624-1808 (toll free)

                            The Information Agent:

                             D.F. KING & CO., INC.

                          77 Water Street, 20th Floor
                           New York, New York 10005
                          (800) 431-9629 (toll free)
                                      or
                            Banks and Brokers call
                                (212) 269-5550

  Facsimile copies of the Letter of Transmittal and Proxy will not be accepted. The Letter of Transmittal and Proxy and, if applicable, certificates for Shares should be sent or delivered by each tendering or voting Preferred Shareholder of the Company or his or her broker, dealer, bank or trust company to the Depositary at one of its addresses set forth below.

                                The Depositary:

                             THE BANK OF NEW YORK

              By Mail:                        By Hand or Overnight Courier:


    Tender & Exchange Department              Tender & Exchange Department
           P.O. Box 11248                          101 Barclay Street
        Church Street Station                  Receive and Deliver Window
    New York, New York 10286-1248               New York, New York 10286

                                   ATTENTION

                   SHAREHOLDERS WHO HAVE LOST CERTIFICATES:

                         Call ACE Stockholder Services
                 at (800) 365-6495 (toll free) for assistance